UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2009

Dear Fellow Stockholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 14, 2009, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. The doors will open at 10:30 a.m.

The following pages contain the Notice of 2009 Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meetings is helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Our 2008 Annual Report (including our Annual Report on Form 10-K filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 14, 2009
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

•	Election of seven directors;

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants to serve for 2009;

•	Approval of the new Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan for the employees and directors of the Company;

•	Approval of an amendment to our Charter to increase our authorized capital stock; and

•	Transaction of any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

Voting

You may vote if you were a holder of record of our common stock at the close of business on March 17, 2009. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH A. ABDOO
Secretary

March 31, 2009

Please refer to the back page of the Proxy Statement for information on accommodations and directions to the hotel.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on Thursday, May 14, 2009.

The Proxy Statement and Annual Report to Stockholders are available at http://www.hosthotels.com/investorrelations.asp

ATTENDANCE AND VOTING MATTERS

Q.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors and we have designated Larry K. Harvey and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

Q.	What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

Q.	What are my voting choices when voting for Director nominees?

With respect to each nominee, stockholders may:

•	Vote in favor of the nominee;

•	Vote against the nominee; or

•	Abstain from voting for the nominee.

Q.	What are my voting choices when voting on the ratification of the appointment of KPMG LLP as independent registered public accountants?

Stockholders may:

•	Vote in favor of the ratification;

•	Vote against the ratification; or

•	Abstain from voting on the ratification.

Q.	What are my voting choices when voting on the 2009 Comprehensive Stock and Cash Incentive Plan?

Stockholders may:

•	Vote in favor of the new plan;

•	Vote against the new plan; or

•	Abstain from voting on the new plan.

Q.	What are my voting choices when voting on the amendment to the Charter to increase authorized capital stock?

Stockholders may:

•	Vote in favor of the amendment;

•	Vote against the amendment; or

•	Abstain from voting on the amendment.

Q.	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Tuesday, March 17, 2009, the record date, can vote at the annual meeting. We are first sending the enclosed proxy card and this proxy statement on March 31, 2009 to all stockholders entitled to vote at the meeting.

Q.	How can I manage the number of Annual Reports I receive?

Our 2008 Annual Report, together with our Annual Report on Form 10-K filed with the SEC, has been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Trust Company, N.A. (“Computershare”) toll-free at 1-800-519-3111 or by mail at P.O. Box 43078, Providence, Rhode Island 02940.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of March 17, 2009 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 13, 2009. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 13, 2009. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2009;

(3)	FOR the approval of the 2009 Comprehensive Stock and Cash Incentive Plan;

(4)	FOR the approval of the Charter amendment to increase the authorized capital stock; and

(5)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	May I revoke my proxy?

You	may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43078, Providence, Rhode Island 02940. The overnight delivery address for Computershare is: 250 Royall Street, Canton, Massachusetts 02021.

Q.	How many shares of common stock may vote at the annual meeting?

At the close of business on March 17, 2009, there were 528,157,584 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” in order to be elected as a director. The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2009 requires approval by the affirmative vote of a majority of votes cast on the proposal. The proposal to approve the 2009 Comprehensive Stock and Cash Incentive Plan requires approval by the affirmative vote of a majority of the votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. The proposal to amend the Charter requires approval by the affirmative vote of a majority of votes entitled to be cast on the proposal.

Q.	What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares.

•	Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors;

•	Abstentions and broker non-votes will have no effect on the results of the vote to ratify the appointment of KPMG LLP;

•	Abstentions and broker non-votes will have the same effect as votes against the proposal to amend the Charter; and

•

Abstentions will have the same effect as votes against the proposal to approve the 2009 Comprehensive Stock and Cash Incentive Plan, and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to

Larry K. Harvey and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Computershare Trust Company, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

Q.	How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for our second quarter ending June 19, 2009, which will be filed with the SEC by July 29, 2009.

Q.	How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

THE BOARD OF DIRECTORS AND

COMMITTEES OF THE BOARD

Corporate Governance

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board adopted Corporate Governance Guidelines in 2002. These Guidelines are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. For example, in 2006 the Board of Directors approved an amendment to the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections. Effective with the 2007 annual meeting, all directors have been elected under this standard. In 2004 the Board recommended, and the stockholders approved, an amendment to the Company’s Charter declassifying the Board of Directors. Effective with the 2005 annual meeting, all directors have been elected on an annual basis. In addition, the Board determined in November 2008 to allow the expiration of the Company’s Stockholder Rights Plan.

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that applies to the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an executive officer of the Company;

•	the director or an immediate family member was a partner at the Company’s internal or external auditors;

•	the director or an immediate family member was a partner or employee of the Company’s internal or external auditors and worked on the Company’s audit;

•	the director or an immediate family member is employed as an executive officer of another company when a present officer of the Company sat on that company’s compensation committee;

•

the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation (provided such compensation is not contingent in any way on continued service);

•

the director or an immediate family member is an employee of a company that makes payments to or receives payments from the Company for property or services in excess of the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or an immediate family member is an executive officer, director, or trustee of a tax exempt organization to which the Company makes contributions in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board of Directors also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”.

Consistent with these considerations, the Board affirmatively determined that five of the Company’s seven directors are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

Meetings and Committees of the Board

The Board met five times in 2008. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2008.

Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so regularly in 2008. The purpose of these sessions is to promote open discussions among the non-management directors. The Chair of the Nominating and Corporate Governance Committee is responsible for convening and presiding over regular executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Committee	Current Members	Number of Meetings Held in 2008 and Committee Functions
Audit (1)	John B. Morse, Jr. (Chair) Robert M. Baylis Judith A. McHale

•      Number of meetings: Seven

•      Appoints and oversees the independent auditors;

•      Approves the scope of audits and other services to be performed by the independent and internal auditors;

•      Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•      Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•      Meets with the independent auditors, management representatives and internal auditors;

•      Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•      Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•      Reviews risk exposures and management policies.

(1)	Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications and expertise requirements of the New York Stock Exchange. In addition, John Morse and Robert Baylis are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Committee	Current Members	Number of Meetings Held in 2008 and Committee Functions
Nominating and Corporate Governance	Robert M. Baylis (Chair) Ann McLaughlin Korologos John B. Morse, Jr.

•      Number of meetings: Four

•      Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•      Oversees the annual evaluation of the Board, its committees and management;

•      Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board of Directors or the Compensation Policy Committee of any modifications; and

•      Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—    selection of committee chairs and committee assignments; and

—    implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Committee	Current Members	Number of Meetings Held in 2008 and Committee Functions
Compensation Policy	Ann McLaughlin Korologos (Chair) Robert M. Baylis Judith A. McHale

•      Number of meetings: Four

•      Oversees compensation policies and plans for the Company’s employees;

•      Reflects the Company’s compensation philosophy in structuring compensation programs;

•      Approves the goals and objectives for compensation of all executive officers of the Company and other members of senior management;

•      Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•      Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•      Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•      Reviews the Company’s succession plans relating to the CEO and other senior management; and

•      Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

The Compensation Policy Committee retained a compensation consultant, Towers Perrin in 2005. Towers Perrin assisted the Committee in the design, structure and implementation of the executive compensation program for 2006-2008, advises the Committee on compensation issues and, when requested, attends meetings of the Committee. The Compensation Policy Committee approves any other work that Towers Perrin may do for the Company and its affiliates. In 2008, Towers Perrin performed work for the European joint venture, in which the Company has a 32% interest and acts as general partner. The work related to due diligence on international benefit plans in connection with potential acquisitions and assistance with the valuation of pension obligations for financial reporting purposes in Italy, the Netherlands and Spain. Fees associated with this work were approximately $288,000. The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2008. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, experience in running a major enterprise and the nominee’s stated intent to comply with the Company’s Corporate Governance Guidelines. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

DIRECTOR COMPENSATION

2008 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2008, we provided the following annual compensation to directors who are not employees.

Name (1)	Fees Earned or Paid in Cash $ (2)	Stock Awards $ (3)	All Other Compensation $ (4)	Total $
Robert M. Baylis	88,500	65,000	42,682	196,182
Terence C. Golden	77,000	65,000	54,270	196,270
Ann McLaughlin Korologos	88,500	65,000	42,513	196,013
Judith A. McHale	81,500	65,000	17,345	163,845
John B. Morse, Jr.	98,000	65,000	13,984	176,984

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer of $65,000 for Board service, attendance fees at committee meetings and the annual stockholders meeting and retainers for committee chairs, as described below.

(3)	Amount reflects annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to the annual retainer of $65,000.

(4)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $25,204; Mr. Golden, $29,333; Ms. Korologos, $22,979; Ms. McHale, $9,635; and Mr. Morse, $8,083.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $17,479; Mr. Golden, $24,937; Ms. Korologos, $19,535; Ms. McHale, $7,710; and Mr. Morse, $5,901.

Compensation Philosophy

Directors are compensated partially in cash and partially in stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses.

•	retainer of $65,000 per year (payable monthly);

•	$1,500 for each committee meeting attended;

•	$1,500 for attendance at the annual meeting of stockholders;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis); and,

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse).

There are no fees paid for attendance at regularly scheduled Board meetings, however, non-employee directors would receive $1,500 for attendance at any special meeting, of which there were none in 2008.

Stock Compensation—Annual Stock Award

Stock compensation consists of an annual award of common stock equaling the annual retainer fee ($65,000) in value and credited to each director’s deferred stock unit account under the Non-Employee Directors’ Deferred Stock Compensation Plan. The annual award is granted under the plan to each director immediately following the annual meeting of stockholders. The number of stock units is calculated by dividing the annual retainer fee by the average of the high and low prices of our common stock on the date of the annual meeting. In 2008, the average of the high and low price of our common stock on May 14, 2008 was $18.39 and each director was credited with 3,534 stock units.

Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock. The Company will convert the stock units to common stock upon a director’s termination of service from the Board, as more fully described below.

Stock Ownership Policy

The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from the Company, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers.

Perquisites

To encourage our directors to visit and personally evaluate our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

The Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual retainer, meeting fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

The annual stock award made to non-employee directors after the annual meeting is also credited to each director’s stock unit account. Dividends on the award are also credited to the account and converted into stock units.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering Host common stock equal to the number of stock units. Directors have the option to receive the Host shares as a lump sum or in substantially equal annual installments over a 10 year period.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Each director nominee stands for election every year. Biographical information about the nominees is set forth below. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board of Directors, or the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if they receive more votes “For” than votes “Against” the director nominee. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis, 70	Director since 1996

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company and PartnerRe Ltd., and is Chairman of the Board of Gildan Activewear, Inc. He is an Overseer of the University of Pennsylvania Museum, a Trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City and the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution. Mr. Baylis is also a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden, 64	Director since 1995

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of Pepco Holdings, Inc., Stemnion, Inc., The Morris and Gwendolyn Cafritz Foundation and the Chairman of the Kipp Academy. He is also a Trustee of the Washington Real Estate Investment Trust. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, a Director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos, 67	Director since 1993

Ms. Korologos is Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company.

Richard E. Marriott, 70 Chairman of the Board	Director since 1979

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and of the J. Willard Marriott and Alice S. Marriott Foundation, and is a Director of the Richard E. and Nancy P. Marriott Foundation and the Polynesian Cultural Center. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities and a Trustee of the Boys & Girls Clubs of America.

Judith A. McHale, 62	Director since 2002

Ms. McHale is the Managing Partner of the GEF/Africa Growth Fund, a private equity investment fund in formation, focused on making investments in the consumer goods and services sector in Africa. Prior to launching the fund, Ms. McHale served as President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, from June 2004 through November 2006. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is a Director of Polo/Ralph Lauren Corporation and DigitalGlobe. Ms. McHale also serves on the boards of Vital Voices Global Partnership and the Africa Society.

John B. Morse, Jr., 62	Director since 2003

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation, where he is on the financial audit committee, and HSN, Inc. where he is a member of the audit committee and chair of the compensation and human resources committee. He is also a Trustee of the College Foundation of the University of Virginia.

W. Edward Walter, 53 President and Chief Executive Officer	Director since 2007

Mr. Walter is our President and Chief Executive Officer. He joined our Company in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. He became our President and Chief Executive Officer in October 2007. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He is on the Board of Directors of AvalonBay Communities, Inc., Friendship Public Charter School, the largest charter school system in the District of Columbia, and the National Kidney Foundation.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2009. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors is asking stockholders to ratify the selection of KPMG LLP as our independent registered public accountants. Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2009.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for the year ended December 31, 2008, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees;

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2008. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 27, 2009.

The Audit Committee

John B. Morse, Jr., Chair

Robert M. Baylis

Judith A. McHale

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2008 and 2007:

	2008	2007
Audit fees (annual financial statements, review of quarterly financial statements and audit of internal controls over financial reporting)	$2,036,949	$2,420,228
Audit-related fees (1)	125,654	504,698
Tax fees (2)	25,234	—
All other fees	—	—

Total Fees	$2,187,837	$2,924,926

(1)	Audit-related fees consisted principally of fees for compliance audits, acquisition and disposition proration audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

(2)	Tax fees were incurred for services related to our European joint venture, including preparation of corporate income tax returns.

The Audit Committee concluded that the provision of these audit-related and tax services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2008 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

PROPOSAL THREE

APPROVAL OF HOST HOTELS & RESORTS 2009

COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The Board is submitting for stockholder approval the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “Plan”). The Plan was adopted as a means of providing equity compensation to employees and directors in order to maintain competitive compensation practices and to align the interests of our employees and directors with our stockholders. On March 6, 2009, the Compensation Committee (the “Committee”) approved and adopted the Plan, subject to approval by the Board of Directors and our stockholders. On March 12, 2009, the Board of Directors approved and adopted the Plan, subject to approval by our stockholders. The Plan is intended to replace our 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Plan”), which, as of March 1, 2009, has only 2,420,005 shares (plus any shares returned due to forfeitures) available for future awards. Therefore, unless the Plan is approved we will not be able to continue making equity compensation grants to our employees or directors.

The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan itself, which is included as Appendix A.

The Plan provides for the grant of incentive stock options (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), cash dividend equivalent rights, profits interests in Host Hotels & Resorts, L.P. (“partnership units”), performance awards and stock payments (collectively referred to as “Awards”) to our employees and directors.

If approved by our stockholders, a total of 25 million shares of our common stock will be initially reserved for issuance under the Plan, which represents approximately 4.7% of the Company’s outstanding shares as of March 1, 2009. As of March 1, 2009, the Company had 670,550 shares underlying outstanding stock options, with a weighted average exercise price of $8.21 and a weighted average remaining contractual term of 8.9 years and 2,567,241 shares of outstanding restricted stock.

If the Plan is approved, we will also amend our Non-Employee Director’s Deferred Stock Compensation Plan and the 1997 Plan to provide that no future grants will be made under such plans. However, pursuant to the terms of the Non-Employee Director’s Deferred Stock Compensation Plan, our five non-employee directors are entitled to receive a grant of restricted stock units after the annual meeting equal in value to their annual cash retainer of $65,000, with the number of shares to be based on the average of the high and low closing price of the Company’s common stock on the New York Stock Exchange on the date of the annual meeting. We intend to make this grant under the 1997 Plan.

Accordingly, we are recommending approval of the Plan in order to continue providing equity-based compensation to our employees and directors.

Shares Subject to the Plan

Under the Plan, the aggregate number of shares of common stock that may be issued is 25,000,000. The Plan provides that to the extent grants are intended to be performance based compensation exempt from the deduction limits of Section 162(m) of the Code, then no more than 2,500,000 shares may be granted as Awards to any one individual during any fiscal year and the maximum dollar value of a cash based performance award determined at the date of grant will not exceed $10,000,000.

The shares subject to the Plan, the limitations on the number of shares that may be awarded under the Plan, and shares and option prices subject to Awards outstanding under the Plan, will be adjusted as the Plan administrator deems appropriate to reflect stock dividends, stock splits, combinations or exchanges of shares, or merger, consolidation, spin-off, recapitalization or other similar transactions.

Shares subject to Awards that have expired, been forfeited or settled in cash, or otherwise terminated without having been exercised may be subject to new Awards. Shares which are used to pay the exercise price for an Award and shares withheld to pay taxes will count against the number of shares available under the Plan and will not be added back to the number of shares available for grant under the Plan. Shares issued under the Plan may be previously authorized but unissued shares, or reacquired shares bought on the open market or otherwise. Each share subject to a stock appreciation right which is exercised shall be counted as one share issued under the Plan for purposes of counting the number of shares available for grant under the Plan.

On March 23, 2009, the closing price of a share of common stock on the New York Stock Exchange was $4.80.

Administration

Generally, the Committee will administer the Plan. The Committee will consist of at least two members of the Board who are “non-employee” directors for purposes of Section 16-b of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “independent directors” under the rules of the New York Stock Exchange. The Committee has the authority to:

•	select the individuals who will receive Awards;

•	determine the type or types of Awards to be granted;

•	determine the number of Awards to be granted and the number of shares to which the Award relates;

•	determine the terms and conditions of any Award, including the exercise price and vesting;

•	determine the terms of settlement of any Award;

•	prescribe the form of Award agreement;

•	establish, adopt or revise rules for administration of the Plan;

•	interpret the terms of the Plan and any Award, and any matters arising under the Plan; and

•	make all other decisions and determinations as may be necessary or advisable to administer the Plan.

The Committee may delegate its authority to grant or amend Awards with respect to participants other than senior executive officers, employees covered by Section 162(m) of the Code or the officers to whom the authority to grant or amend Awards has been delegated. In addition, the full Board, acting by majority, will conduct the general administration of the Plan with respect to Awards granted to directors.

The Committee, with the approval of the Board, may also amend the Plan. Amendments to the Plan, however, which (i) increase the number of shares available for issuance under the Plan, (ii) reprice an outstanding option or SAR, (iii) cancel or surrender an option or SAR in exchange for an option or SAR having a lower per share exercise price, (iv) exchange an option or SAR for cash or another Award if the price per share of such option or SAR exceeds the fair market value of our common stock, or (v) otherwise materially change eligibility requirements require approval of the stockholders of the Company.

The Board may exercise the rights and duties of the Committee, except with respect to matters which are required to be determined in the sole discretion of the Committee under Rule 16b-3 of the Exchange Act or Section  162(m) of the Code.

Eligibility

Awards under the Plan may be granted to individuals who are our employees, employees of Host Hotels & Resorts, L.P., our operating partnership, or employees of our subsidiaries and our directors. However, options which are intended to qualify as ISOs may only be granted to employees of the Company and not to employees of the operating partnership. During 2009, we estimate that approximately 215 employees and five directors will be eligible for grants under the Plan.

Awards

The following will briefly describe the principal features of the various Awards that may be granted under the Plan.

Options.     Options provide for the right to purchase common stock at a specified price, and usually will become exercisable in the discretion of the Committee in one or more installments after the grant date, but generally not earlier than one year from the grant date. The option exercise price may be paid in cash, by check, with shares of common stock which have been held by the option holder for such period of time as may be required by the Committee to avoid adverse accounting consequences, using other property with value equal to the exercise price, through a broker assisted cash-less exercise, or using such other methods as the Committee may approve from time to time. The Committee may at anytime substitute SARs for options granted under the Plan.

Options may be granted for any term specified by the Committee, but such term shall not exceed ten years. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant. For purposes of the Plan, fair market value is defined as the closing price for our common stock on the New York Stock Exchange on the grant date (or if no sale occurred on such date, then on the first immediately preceding date during which a sale occurred), as reported in the Wall Street Journal (or another similar reliable source). Additionally, the Committee may not, without stockholder approval, reprice any options, including the cancellation of options in exchange for options with a lower exercise price.

Options may take two forms, nonstatutory options (“NSOs”) and ISOs.

ISOs will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code in order to qualify as ISOs. Among such restrictions, ISOs must:

•

have an exercise price not less than the fair market value of common stock on the date of grant, or if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all of our classes of stock (“10% shareholders”), then such exercise price may not be less than 110% of the fair market value of common stock on the date of grant;

•	be granted only to employees of the Company and employees of our subsidiary corporations (ISOs can not be granted to employees of Host Hotels & Resorts, L.P., our operating partnership);

•	expire within a specified time following the option holder’s termination of employment;

•	be exercised within ten years after the date of grant, or with respect to 10% shareholders, no more than five years after the date of grant; and

•	not be first exercisable for more than $100,000 worth of value, determined based on the exercise price.

If an Award purported to be an ISO fails to meet the requirements of the Code, then the Award will instead by considered to be a NSO. No ISO may be granted under the Plan after ten years from the date the Plan was originally adopted by the Board.

Restricted Stock.    A restricted stock award is the grant of shares of common stock at a price determined by the Committee (which price may be zero), is nontransferable and unless otherwise determined by the Committee at the time of award, may be forfeited upon termination of employment or service during a restricted period. The Committee also determines in the Award agreement whether the participant will be entitled to vote the shares of restricted stock and or receive dividends on such shares.

Stock Appreciation Rights.    SARs provide for the payment to the holder based upon increases in the price of common stock over a set base price. Payment for SARs may be made in cash, common stock or any combination of the two. Similar to options, SARs may not be granted with a base price less than the fair market value of our common stock on the date of grant. Additionally, the Committee may not, without stockholder approval, reprice any SARs, including by the cancellation of SARs in exchange for options or SARs with a lower exercise price. SARs may be granted for any term specified by the Committee, but such term shall not exceed ten years.

Restricted Stock Units.    Restricted stock units represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock we shall deliver to the holder of the restricted stock unit, unrestricted shares of common stock which will be freely transferable. The Committee will specify the purchase price, if any, to be paid by the grantee for the common stock.

Dividend Equivalents.    Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares covered by an Award (other than a dividend equivalent award) held by the participant. Dividend Equivalents will not be granted on options or stock appreciation rights. In addition, no dividend equivalent will be paid unless and until the Award on which the dividend equivalent is granted vests.

Performance Share Awards.    Performance share awards are denominated in shares of common stock and are linked to satisfaction of performance criteria established by the Committee. If the Committee determines that the Award is intended to meet the requirements of “qualified performance based compensation” and therefore be deductible under Section 162(m) of the Code, then the performance criteria on which the Award will be based shall be with reference to any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units (which we collectively refer to as the “Performance Criteria”).

Performance Stock Units.    Performance stock units are denominated in units equivalent to shares of common stock or units of value, including dollar value of shares of common stock, and are linked to satisfaction of performance criteria established by the Committee, including the Performance Criteria, on a specified date or dates over any period or periods.

Stock Payments.    Stock payments are payments to participants of bonuses or other compensation and may be made under the Plan in the form of common stock. The number of shares will be determined by the Committee, and may be based upon performance criteria, including the Performance Criteria.

Performance Awards.    Performance awards are payable in cash and are linked to the satisfaction of performance criteria, including the Performance Criteria, provided that no Performance Award may pay compensation in excess of $10,000,000 for any fiscal year. The Committee has the authority to reduce the amount otherwise payable under a Performance Award upon attainment of the Performance Criteria.

Profits Interest Units.    Profit interest units are interests in our operating partnership, Host Hotels & Resorts, L.P., which entitle the participant to any profits earned by the operating partnership after the date of grant, and which may be converted into our common stock under the terms of the partnership agreement.

Adjustments Upon Certain Events

The number and kind of securities subject to an Award, terms and conditions (including performance targets or criteria) and the exercise price or base price of outstanding Awards will be proportionately adjusted as the Committee deems appropriate, in its discretion, to reflect any stock dividends, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or other similar changes affecting the shares other than an equity restructuring. In the event of any other change in the capitalization of the Company, including an equity restructuring, the Committee will make proportionate and equitable adjustments in the number and class of shares and the per share grant or exercise price for outstanding Awards as the Committee deems appropriate in its discretion to prevent dilution or enlargement of rights. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares or share price of common stock, including an equity restructuring, the Company may in its sole discretion refuse to permit the exercise of any Award for a period of 30 days prior to the consummation of any such transaction.

Awards Not Transferable

Generally, the Awards may not be pledged, assigned or otherwise transferred other than by will or by laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Committee. The Committee may allow Awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions or trusts for the benefit of family members.

Miscellaneous

As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any Award, the Company requires participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations, subject to the discretion of the Committee to disapprove of such use.

The Plan will expire and no further Awards may be granted after the tenth anniversary of its approval by shareholders. The Plan must be approved by the shareholders within twelve months of the date of its adoption by the Board.

Certain U.S. Federal Income Tax Consequences

The U.S. Federal income tax consequences of the Plan under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Plan, and is intended for general information only. In addition, the tax consequences described below may be subject to the limitations of Code Section 162(m), as discussed in further detail below. Alternative minimum tax and other Federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options.    For Federal income tax purposes, the recipient of NSOs granted under the Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.

Incentive Stock Options.    An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. Generally, upon the sale or other taxable disposition of the shares of common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the Award exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of common stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction only to the extent the optionee has ordinary income upon sale or other disposition of the shares of common stock.

Restricted Stock.    Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock.

Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock Units.    A participant will generally not recognize taxable income upon grant of a restricted stock unit. However, when the shares are delivered to the participant, then the value of such shares at that time will be taxable to the participant as ordinary income. Generally the Company will be entitled to a deduction for an amount equal to the amount of ordinary income recognized by the participant.

Dividend Equivalents.    A participant will recognize taxable ordinary income on dividend equivalents as they are paid and the Company generally will be entitled a corresponding deduction.

Performance Share Awards and Performance Stock Units.    A participant will recognize taxable ordinary income on the fair market value of the shares or the cash paid on performance share awards and performance stock units when such Awards are delivered or paid and generally the Company will be entitled to a corresponding deduction.

Stock Payments.    A participant will recognize taxable ordinary income on the fair market value of the stock delivered as payment of bonuses or other compensation under the Plan and generally the Company will be entitled to a corresponding deduction.

Performance Awards.    A participant will recognize taxable ordinary income on the amount of cash paid under the Performance Award and generally the Company will be entitled to a corresponding deduction.

Profits Interest Units.    Generally, a participant will not recognize any taxable income on the grant of a profits interest unit as long as the profits interest units only grant the participant the right to profits accruing after the date of grant and do not provide an interest in any capital of the partnership. The holder of the profits interests unit will be treated as a partner in the operating partnership and will be allocated income and losses each fiscal year.

Code Section 409A.    Certain Awards under the Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Code Section 409A. If the terms of such Awards do not meet the requirements of Code Section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest for such participant.

Section 162(m)

Under Code Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises) for certain executive officers exceeds $1 million in any one taxable year. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., our operating partnership, and not by Host Hotels & Resorts, Inc. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m). We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from taking a contrary position.

However, in the event that some portion of executive compensation would be subject to Section 162(m) we are requesting shareholder approval of the Plan (including the Performance Criteria) in order that Awards granted under the Plan may meet the requirements for “performance-based” compensation and be exempt from the limitations of Code Section 162(m), if applicable.

Tax Treatment of Awards Outside the United States

The grant and exercise of options and awards under the Plan to recipients outside the United States may be taxed on a different basis. To the extent necessary to avoid adverse tax consequences to employees located outside of the United States or to comply with local law, the Committee may pay Awards in cash or may adopt rules applicable to employees in such foreign jurisdictions to the extent not inconsistent with the Plan.

Plan Benefits

The number of Awards that an employee or director may receive under the Plan is in the discretion of the Committee. However, the Committee intends, upon stockholder approval of the Plan, to grant the Awards listed below under the Plan which would vest in 2010, 2011 and 2012, subject to satisfying vesting conditions. For the executives and the executive group listed below, the awards represent a two-year up-front grant. In keeping with the Company’s practice, these are a forward-looking variable pay component. The final number of shares that would vest depends on the satisfaction of personal performance objectives and Company financial performance measures, and continued employment with the Company.

Name and Position	Number of Options	Number of Restricted Shares
W. Edward Walter President and Chief Executive Officer	245,869	1,250,000

James F. Risoleo Executive Vice President, Chief Investment Officer	174,157	885,417

Minaz B. Abji Executive Vice President, Asset Management	94,045	478,125

Elizabeth A. Abdoo Executive Vice President, General Counsel and Secretary	67,358	342,448

Larry K. Harvey Executive Vice President, Chief Financial Officer and Treasurer	80,932	411,458

Executive Group	780,317	3,967,136

Non-Executive Director Group	—	—

Non-Executive Employee Group	321,741	1,371,458

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2008 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	233,709	$8.04	4,306,571
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	233,709	$8.04	4,306,571

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

Conclusion and Recommendation; Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required for approval of the Plan, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

The Board of Directors believes that the Plan is advisable and in our best interests and unanimously recommends a vote FOR approval of the Plan.

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO OUR CHARTER TO

INCREASE AUTHORIZED CAPITAL STOCK

The Board of Directors deems advisable and has proposed for stockholder approval an amendment to our Charter to increase our authorized capital stock (as defined in our Charter) from 800,000,000 shares to 1,100,000,000 shares.

General Information

Our authorized capital stock currently consists of 800,000,000 shares, of which 750,000,000 shares are classified as common stock and 50,000,000 shares are classified as preferred stock, both classes with $0.01 par value per share. On March 12, 2009, the Board of Directors adopted a resolution declaring it advisable that our Charter be amended to increase our authorized capital stock from 800,000,000 shares to 1,100,000,000 shares. The full text of the proposed Charter amendment is set forth as Appendix B to this proxy statement.

Assuming stockholder approval of the amendment to our Charter, the aggregate number of shares of capital stock that we will have the authority to issue, at our discretion, is 1,100,000,000, consisting initially of 50,000,000 shares of preferred stock and 1,050,000,000 shares of common stock. As of March 1, 2009, 527,846,554 shares of common stock were outstanding, 59,351,200 shares of common stock were reserved for future issuance upon exchange of the $1,000,000,000 aggregate principal amount of two series of exchangeable senior debentures of Host Hotels & Resorts, L.P., 14,262,693 shares were reserved for issuance upon redemption of redeemable limited partnership units of Host Hotels & Resorts, L.P., and 6,983,891 shares were available for grant or reserved for issuance upon the vesting of outstanding grants under our existing equity compensation plans. In addition, 25,000,000 shares were contemplated to be reserved pursuant to the 2009 Comprehensive Stock and Cash Incentive Plan, which has been submitted for stockholders approval at this annual meeting. There are currently 4,034,400 shares of preferred stock outstanding.

Reasons for Increasing Our Authorized Share Capital

The authorization of additional shares of our common stock will enable us, as the need may arise, to take advantage of market conditions and favorable opportunities involving the issuance of our common stock without the delay and expense associated with the holding of a special meeting of our stockholders. Having such additional shares authorized and available for issuance or reservation would provide flexibility to use stock for business and financial purposes in the future. The additional shares may be used for various purposes, including:

•	expanding our business through acquisitions;

•	raising capital;

•	paying dividends in stock or effecting stock splits;

•	providing equity incentives to employees, officers and directors; and

•	other general corporate purposes.

Other than as set forth above, we do not currently have specific agreements or plans that would involve the issuance of the additional shares that would be authorized by the amendment to our Charter, although we intend to continue to consider transactions from time to time that could result in such issuances. Acquisitions involving stock issuances above certain thresholds would require stockholder approval under applicable rules of The New York Stock Exchange and in some circumstances Maryland law.

Potential Effects of Increasing Our Authorized Capital Stock

The Board of Directors’ approval and recommendation of the proposed amendment has been prompted by business and financial considerations. Enabling the Company to issue more shares than are currently authorized by the Charter will not affect materially any substantive rights, powers or privileges of stockholders. Stockholders are entitled to one vote per share on all matters submitted to stockholders and do not have cumulative voting rights or preemptive rights for the purchase of additional shares of any class of capital stock. The additional shares for which authorization is sought are identical to the shares now authorized.

However, the issuance of additional shares of common stock may, among other things, have a dilutive effect on the earnings per share and on the equity and voting power of existing stockholders and may adversely affect the market price for our common stock. Although we have no present intention of issuing additional shares of common stock for such purposes, the proposed increase in the number of authorized shares of capital stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. However, the amendment is not being advanced as a result of any known effort by any party to accumulate shares of common stock or to obtain control of us and is not part of a plan by the Company to adopt amendments having an anti-takeover effect.

Conclusion and Recommendation; Vote Required

The Board of Directors is submitting and recommending the amendment to the Charter to increase the authorized number of shares of capital stock from 800,000,000 shares to 1,100,000,000 shares.

The approval of the amendment to the Charter requires the affirmative vote of holders of a majority of all the votes entitled to be cast on the proposal at the annual meeting.

The Board of Directors believes that the proposal is advisable and in our best interests and unanimously recommends a vote FOR approval of the amendment to the Charter to increase the number of authorized shares of capital stock from 800,000,000 to 1,100,000,000 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Programs

Our “named executive officers” for 2008 were:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	Executive Vice President, Chief Investment Officer
Minaz B. Abji	Executive Vice President, Asset Management
Elizabeth A. Abdoo	Executive Vice President, General Counsel
Larry K. Harvey	Executive Vice President, Chief Financial Officer and Treasurer

The Company has three objectives for executive compensation:

•	to foster a strong relationship between stockholder value and executive compensation;

•	to provide annual and long-term incentives that emphasize performance-based compensation; and

•	to provide overall levels of compensation that attract and retain talented executives.

To achieve these objectives, our executive compensation program consists of a mix of cash, annual incentive awards and long-term equity. The Compensation Policy Committee, which consists entirely of independent members of the Board, approves all our compensation policies and programs. The Committee, with the assistance of Towers Perrin, structured the 2006-2008 executive compensation plan (the “2006-2008 Plan”) in 2005, and it was approved by the Board of Directors in 2006. Like previous programs, the 2006-2008 Plan was structured based on a three–year period, with performance targets for each year established annually. Towers Perrin is retained by, and reports to, the Committee.

Current Executive Compensation Program

This section gives an overview of the key elements of the 2006-2008 Plan. For a discussion of the Committee’s actions and decisions with respect to 2008 compensation, please see “2008 Compensation Actions” below.

Key Elements

The three significant elements of the 2006-2008 Plan are base salary, annual incentive awards and long-term incentive compensation. Base salary and annual incentive awards are cash-based, while long term incentives consist of restricted stock awards. The Committee does not use a specific formula in determining the mix of compensation, but as an executive’s level of responsibility and position increases, a greater portion of his or her total compensation is based less on fixed compensation (salary) and more on variable pay (incentive awards and equity). Only base salary is assured so the majority of overall target compensation is at risk for senior executives. Actual amounts paid depend on the financial performance of the Company, its relative performance to companies in the NAREIT Index, stockholder return and the individual performance of senior executives. We believe that this emphasis on incentive-based compensation is appropriate because senior executives are the persons most able to affect Company performance. Our executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial and operational goals approved by the Committee. Aligning rewards with appropriate decision-making (that is, ensuring that excessive risks that might be detrimental to the Company or its stockholders are not being taken) is part of the discussion of the Committee in its February meeting when it reviews Company and individual performance results for the previous year and reviews and approves prospective goals. We believe that our total rewards, performance measures and stock ownership guidelines do not create an incentive for management to engage in unnecessary and excessive risk taking.

Base Salary is set at an annual rate, based on the level of the position within the Company and the individual’s performance. Salary is the only component of cash compensation that is assured. Base salaries are typically reviewed by the Committee each year. Adjustments, if any, take into account an individual’s performance, responsibilities, experience, internal equity and external market data. Base salary represents between 17%-30% of the named executive officers’ total target compensation under the 2006-2008 Plan.

Annual Incentive Awards are available to all employees and provide cash awards based on the financial performance of the Company and the personal performance of each employee. The annual incentive awards represent between 15%-24% of the named executive officers’ total target compensation under the 2006-2008 Plan. The awards are intended to reward the achievement of the Company’s financial objectives through the implementation of its annual business plan and the performance of each executive in fulfilling his or her annual objectives. As described below, 80% of the targeted annual award for the named executive officers depends on Company financial performance.

•

Financial performance is measured by funds from operations per diluted share, as adjusted for certain items (“Adjusted FFO”). The Company uses funds from operations per diluted share in accordance with NAREIT guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. Adjusted FFO takes into account adjustments reflecting (i) items that are unusual in nature (for example, the income from a large settlement and significant acquisition costs) and (ii) items that are in the long-term interest of the Company but would reduce funds from operations per diluted share in the performance period (such as costs associated with senior notes redemptions, debt prepayments, and preferred stock redemptions) which, if included, would not reflect the recurring funds from operations of the Company. The adjustments are explained in the Company’s earnings releases and Forms 10-Q and 10-K in the “Schedule of Significant Transactions Affecting Earnings per Share and Funds from Operations per Diluted Share” and are reviewed by the Audit Committee.

•	Personal performance is determined after the end of the fiscal year based on the actual performance of individuals against their pre-established personal objectives. These objectives are prepared by employees and reviewed by their managers. The Committee reviews and approves the individual performance measures for the most senior officers, which are typically tied to achievement of business plan objectives in their areas of responsibility. These goals may include operational, growth and leadership goals for the departments they manage.

The actual amount of the annual incentive award depends on four things:

•	salary, because the award is paid as a percentage of salary;

•	whether the level of performance achieved by the Company on the Adjusted FFO measure is at, or between, “threshold”, “target” or “high”, with no payment for performance below threshold;

•	whether personal performance is at, or between, “threshold”, “target” or “high,” with no payment for performance below threshold; and

•

the relative weighting between financial and personal performance measures. As employees attain more responsibility and a greater role, more of the annual award is weighted toward financial performance in recognition of an individual’s growing ability to affect the financial performance of the Company. For example, the named executive officers are weighted (i) 80% on financial performance and (ii) 20% on personal objectives. For senior vice presidents, the criteria are weighted (i) 50% on financial performance and (ii) 50% on such employee’s personal objectives.

The chart below shows the performance and total annual bonus that may be earned under the program for the Chief Executive Officer, executive vice presidents and senior vice presidents. No bonus is earned for performance below threshold, and results are interpolated between the levels of threshold, target and high.

Performance and Total Eligible Payout

(as a % of Salary)

CEO		EVP		SVP
Performance Level	Total Eligible Payout (% of Salary)	Performance Level	Total Eligible Payout (% of Salary)	Performance Level	Total Eligible Payout (% of Salary)
< Threshold	0	< Threshold	0	< Threshold	0
Threshold	50	Threshold	37.5	Threshold	27.5
Target	100	Target	75	Target	55
High	200	High	150	High	110

The total amount that may be earned annually under the Annual Incentive Awards would be determined as follows:

Measure	Named Executive Officers	Senior Vice Presidents
Financial	a = salary x weighting (80%) x payout level achieved on Adjusted FFO measure	c = salary x weighting (50%) x payout level achieved on Adjusted FFO measure

Personal	b = salary x weighting (20%) x performance level achieved	d = salary x weighting (50%) x performance level achieved

Total Potential Annual Incentive	Sum of a+ b	Sum of c + d

Long-Term Incentive Compensation consists of restricted stock. We believe that restricted stock creates an incentive for senior executives and other managers to operate the Company in a manner that creates significant long-term value for stockholders. Long term incentives comprise the largest component of senior management’s total target compensation, representing between 44%-65% of the named executive officers’ total target compensation under the 2006-2008 Plan.

Awards of restricted stock are evidenced by a restricted stock agreement between the Company and the executive, a form of which is on file with the SEC. Some key aspects of the awards are:

•

Awards were made at the start of the three-year period (that is, in early 2006 for the 2006-2008 Plan) with one-third eligible to vest in each year, although the Committee has the discretion to modify awards to reflect additional responsibilities, promotions or superior performance. For a discussion of the Committee’s actions, please see “2008 Compensation Actions”;

•	Cash dividends are accrued on unvested awards and paid only when the restrictions on the awards lapse, that is, the shares vest and are released;

•	Approximately 14% of the total three-year award is time-based, that is, it will vest if the executive continues employment until year end;

•	Approximately 86% of the total three-year award is performance-based, that is, vesting depends on satisfying two measures, Absolute TSR and Relative TSR, which are discussed below;

•

For those shares that did not vest, there is an opportunity for the unvested shares to be earned and vest at the end of the three-year period based the Company achieving a high cumulative total stockholder return or a high cumulative relative stockholder return, in each case over the three-year period. The price to measure the cumulative stockholder return for the three year period 2006-2008 is $17.88 per share, based on the average of the high and low price of the Company’s common stock for the 60 days prior to December 31, 2005;

•

Absolute TSR means an absolute total stockholder return, which is measured by our share price growth plus dividends paid on our common stock for the applicable year. It is set at three levels—threshold, target, and high. Shares vest depending on the return achieved and are interpolated between the vesting percentages, as follows:

Absolute TSR Return	Shares Vesting
Less than 7%	0
Threshold = 7%	25%
Target = 10%	50%
High = 15%	100%

•

Relative TSR is a relative stockholder return, which is measured by our total stockholder return relative to companies in the NAREIT Equity Index. It is set at three levels—threshold, target and high. Shares vest based on the percentile achieved and are interpolated between the vesting percentages, as follows;

Relative TSR Percentile	Shares Vesting
Less than 40th percentile	0
Threshold = 40th percentile	25%
Target = 60th percentile	50%
High = 80th percentile	100%

•

Shares also vest in the event of an executive’s death or disability or, under certain circumstances, under the severance plan. Please see the discussion under “Severance and Change in Control”. As described under “Perquisites and Other Personal Benefits,” Messrs. Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of such executive’s death.

Other Benefits and Policies

While the key elements of executive compensation are base salary, annual incentive awards and long term incentives, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. This section describes additional benefits and policies that apply only to the named executive officers and other senior executives, which are

•	perquisites and other personal benefits,

•	the executive deferred compensation plan,

•	the severance plan, which also addresses a change in control, and

•	the stock ownership policy.

Perquisites and Other Personal Benefits for executive officers are very limited and primarily based on our business. These are (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry, and believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties, the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with long term incentive stock awards under the 2006-2008 Plan, Messrs. Walter and Risoleo each agreed at the Company’s request to purchase life insurance policies and to accept the proceeds under these policies, to offset some or all of the long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

The Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their compensation (including salary and cash bonuses) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan we offer to senior executives. We do not have a pension plan. We do not have a supplemental executive retirement program.

Severance and Change in Control are addressed in a severance plan that was adopted and has been in effect since 2003. The named executive officers as well as other senior executives are covered by the plan, and there are no other agreements or arrangements in place for executives in the U.S.

The Committee and the Board continue to believe that providing properly designed severance benefits promotes stability and continuity of senior management. In addition, the provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual.

The Committee reviewed the severance plan in 2008 in connection with reviewing and approving amendments to comply with the documentary requirements of Section 409A of the Internal Revenue Code. The Committee also reviewed the level of severance pay and benefits an executive receives in determining compensation and considering adjustments, particularly when considering long-term incentive awards which would accelerate and vest in the event of a termination without cause, or upon a change in control coupled with a triggering event. The severance plan, however, did not have an impact on the Committee’s determination of compensation in 2008.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2008 upon various termination events, see “Potential Severance, Change in Control Payments.”

The Stock Ownership Policy ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. There are no 10b5-1 selling plans in effect. The Committee reviews stock ownership levels and, at the beginning of 2008, all executives were in compliance with the guidelines. Although no executives sold stock during 2008, ownership levels are currently below the guidelines due to the decline in the Company’s stock price.

Additional Information

Tax and Accounting Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., our operating partnership, and its subsidiaries, and not by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

The Company recognizes costs resulting from the equity share-based payment transactions in the financial statements over their vesting periods in accordance with SFAS 123R Share Based Payment (SFAS 123R). All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Committee makes its assessments on the appropriate value of equity awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange. These values would not be reflected in the “Summary Compensation Table” because, in accordance with SFAS 123R, liability awards are remeasured to fair value each reporting period and all the restricted stock awarded that had vesting tied to financial performance objectives had a fair value of $0 at December 31, 2008. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service.

2008 Compensation Actions

This section discusses the Committee’s compensation actions in 2008, which included changes to the compensation of the named executive officers, reviewing the results for 2008 under the 2006-2008 Plan, and overall compensation.

Compensation of Executives.    The Board of Directors elected Mr. Walter as President and Chief Executive Officer on October 29, 2007, and Mr. Harvey as Executive Vice President, Chief Financial Officer and Treasurer on November 1, 2007. As discussed in last year’s proxy, in light of the changes in the senior management of the Company, the Committee requested that its consultant, Towers Perrin, gather updated market data for officer positions. Last year, we discussed the process and decisions by the Committee in determining the compensation of each of Mr. Walter and Mr. Harvey, effective as of the date each assumed his new position in 2007. In January 2008, the Committee reviewed and made adjustments to the compensation of other senior officers, including Mr. Risoleo, Mr. Abji and Ms. Abdoo.

Consistent with the Committee’s approach in 2005, Towers Perrin aggregated compensation data from two peer groups. These were (1) 18 size-based real estate companies with a median total capitalization of $18 billion, and (2) Towers Perrin’s general industry database of companies regressed to $5.5 billion of revenues (in excess of 800 companies). The two peer groups originally used in 2005 were adjusted to reflect the increase in capitalization and revenues in the Company since 2005. The size-based real estate group was chosen because it reflected current proxy data from the real estate industry, companies of comparable size, and in many instances, with a global portfolio. It also reflected executive compensation practices against which the Company competes directly for talent and investment capital. The general industry group was chosen because it presented information from a broader market than the real estate industry and was consistent with the Company’s inclusion in the S&P 500 index in 2007. The size-based real estate group from which the data was aggregated included:

Simon Property Group, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Growth Properties, Inc.	Kimco Realty Corporation
Vornado Realty Trust	HCP Inc.
Equity Residential	Apartment Investment and Management
ProLogis	Company
Brookfield Properties Corporation	Macerich Company
Public Storage	AvalonBay Communities
Marriott International, Inc.	Forest City Enterprise Inc.
Boston Properties, Inc.	Developers Diversified Realty Corporation
Duke Realty Corporation

The Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for each peer group. The Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in each peer group, which it has done previously. This was because each peer group presented key differences from the Company. The size-based real estate group did not reflect factors specific to the hospitality sector, and had data only on proxy-named positions. The general industry group did not provide direct comparables for most REIT positions. Data from both groups did not reflect the experience of a person in a particular position. The Committee, instead, used the collective data, in consultation with Towers Perrin, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience and prior performance of each individual as well as internal equity considerations among the senior management team. The Committee also sought Mr. Walter’s input on these factors.

Based on the foregoing, the Committee increased, effective as of January 1, 2008, Mr. Risoleo’s base salary from $450,000 to $500,000; Mr. Abji’s salary from $390,000 to $430,000; and Ms. Abdoo’s salary from $350,000 to $387,500. In addition, the Committee increased the award of restricted stock under the existing grants made under the 2006-2008 Plan for Mr. Risoleo and Mr. Abji. These additional shares would vest subject to the conditions described previously under “Long-Term Incentive Compensation”. The “target” values of the additional awards were $150,000 for Mr. Risoleo and $100,000 for Mr. Abji with the number of shares determined based on the average of the high and low price of the Company’s common stock for the sixty calendar day prior to January 1, 2008.

In addition, the Committee approved new grants of restricted stock on January 1, 2008 to the senior executive team, including Messrs. Risoleo, Abji and Harvey, and Ms. Abdoo, to reflect the increased responsibility among the senior executive team as a result of the transition in leadership and to enhance the stability of the team during the transition. The grants vested on January 2, 2009, based on continued employment with the Company. At the time of the grant, the shares were valued at $18.61, which was the average of the high and low of the Company’s common stock for the sixty calendar days prior to January 1, 2008. Upon vesting, the value of the shares was $7.69.

Name	Total Shares	Value based on 60 day average
Mr. Risoleo	8,059	$150,000
Mr. Abji	5,373	100,000
Ms. Abdoo	5,373	100,000
Mr. Harvey	5,373	100,000

Results for 2008 under the 2006-2008 Plan.    In addition to setting compensation, the Committee reviewed the results on the objectives established for receiving a cash bonus under the Annual Incentive Award Program and the release of restricted stock under the Long-Term Compensation Program.

Annual Incentive Award Program.    As previously described, the annual incentive award for the named executive officers is based 80% on the financial performance of the Company, which is measured by Adjusted FFO, and 20% on personal performance on objectives approved by the Committee.

Adjusted FFO. The Adjusted FFO measure for 2008 was derived from the Company’s business plan and budget for 2008. The process for review and approval of the business plan began with Board discussions and meetings on the Company’s strategic plan in November 2007. The business plan and budget were then reviewed and approved by the Board of Directors in February 2008. The “target” Adjusted FFO measure of $1.92 was the Company’s approved budget objective for 2008. The “threshold” Adjusted FFO was set at 10% below target, or $1.73, and “high” was set at 10% above target, or $2.11. At its meeting in February 2009, the Committee reviewed the Company’s results. The results were finalized at a joint meeting of the Board and the Audit Committee which reviewed management’s implementation of the Company’s 2008 business plan and approved the year-end financial results for 2008. The Company’s Adjusted FFO results for 2008 were as follows:

	Threshold	Target	High	2008 Actual Results
Adjusted FFO per share	$1.73	$1.92	$2.11	$1.74 (between Threshold and Target)

The named executive officers, as well as all employees of the Company, received a cash bonus based on these results. The chart below shows the “target” bonus that each executive was eligible to receive and the actual amount received on this portion of the annual incentive award.

Name	Eligible “Target” Award on Financial Measure	2008 Actual Award on Financial Measure
Mr. Walter	$600,000	$315,750
Mr. Risoleo	300,000	157,900
Mr. Abji	258,000	135,794
Ms. Abdoo	232,500	122,373
Mr. Harvey	210,000	110,530

Personal Performance. The Committee also reviewed the results on personal performance measures for the named executive officers, which accounts for 20% of the annual incentive award at the “target” level. These measures are weighted and are designed to be attainable at the “target” level of performance. Each executive and member of senior management shared two objectives, which were tied to building stronger departmental and organizational teams and working to develop and implement enhanced succession plans. Other objectives varied with the position but were tied to each department’s business plan. Mr. Walter’s objectives primarily involved implementing the 2008 business plan and enhancing relationships with joint venture partners and communications with the Company stockholders. Mr. Risoleo’s objectives were to implement the Company’s joint venture plans in Asia and Europe, implement the acquisition and disposition program and lead the effort to expand the portfolio in emerging markets. Mr. Abji’s objectives related to improving RevPAR and margin performance, assisting the brand reinvention efforts and maximizing food and beverage revenues at the hotels. Ms. Abdoo’s objectives were tied to supporting the international growth efforts, enhancing corporate governance and compliance. Mr. Harvey’s personal objectives were to implement the finance plan, support the joint venture expansion and formalize the reporting and tracking of the international businesses. The results on personal performance objectives for each of the named executive officers were above target. The chart below shows the “target” bonus that each executive was eligible to receive and the actual amount received on this portion of the annual incentive award.

Name	Eligible “Target” Award on Personal Measure	Actual Award on Personal Measure
Mr. Walter	$150,000	$151,875
Mr. Risoleo	75,000	92,250
Mr. Abji	64,500	67,725
Ms. Abdoo	58,125	71,203
Mr. Harvey	52,500	63,000

Long-Term Incentive Compensation.     As previously described, the final one-third of the upfront grant of restricted stock under the 2006-2008 Plan was eligible to vest in 2008. Vesting depended on the level of performance on two financial measures, Absolute TSR and Relative TSR, and on continued employment.

Absolute TSR. The Committee assessed the performance on the Absolute TSR measure and Relative TSR measure at its February 2009 meeting. The starting price for the Absolute TSR was $18.61, based on the average of the high and low price of our common stock for the 60 day period ending December 31, 2007. The chart below shows the Absolute TSR measures at threshold, target and high, and the 2008 results:

Starting Price $18.61	Threshold	Target	High	2008 Results
Absolute TSR Measures	7% return = $19.91	10% return = 20.47	15% return = $21.40	$8.09 Below Threshold

The ending price in 2008 was $8.09, which represented the average of the high and low price of our common stock for the 60-day period ending December 31, 2008 of $7.44 plus $0.65 of dividends paid in 2008. The price of $8.09 represented performance below threshold. As a result, no shares were released under the 2006-2008 Plan based on Absolute TSR. The chart below shows the shares eligible for release in 2008 based on the Absolute TSR measure and the forfeitures in 2008.

Name	Eligible 2008 Absolute TSR Shares	2008 Absolute TSR Shares Released	Total Absolute TSR Shares Forfeited 2008
Mr. Walter	111,804	0	111,804
Mr. Risoleo	61,098	0	61,098
Mr. Abji	29,931	0	29,931
Ms. Abdoo	20,449	0	20,449
Mr. Harvey	22,083	0	22,083

Relative TSR. The Committee also reviewed the results on the Relative TSR measure, which were prepared by its consultant, Towers Perrin. As previously explained, Relative TSR represents a cumulative return for one year (from year-end 2007 to year–end 2008) reflecting price appreciation and dividend payments and is measured against the NAREIT Equity Index, with threshold equal to the 40th percentile, target equal to the 60th percentile and high equal to the 80th percentile. The Company ranked 82nd out of 114 companies in the NAREIT Equity Index for a percentile rank of 28%. The Relative TSR measure represented performance below threshold. As a result, no shares were released under the 2006-2008 Plan based on Relative TSR. The chart below shows the shares eligible for release in 2008 based on the Relative TSR measure and the forfeitures in 2008.

Name	Eligible 2008 Relative TSR Shares	2008 Relative TSR Shares Released	Total Relative TSR Shares Forfeited 2008
Mr. Walter	111,804	0	111,804
Mr. Risoleo	61,098	0	61,098
Mr. Abji	29,931	0	29,931
Ms. Abdoo	20,449	0	20,449
Mr. Harvey	22,083	0	22,083

Continued Employment. The named executive officers did receive those shares of restricted stock under the 2006-2008 Plan which were time-based. These shares vested on December 31, 2008 based on continued employment with the Company and were released on February 5, 2009. The chart below shows the shares that were released.

Name	Eligible 2008 Time Based Share	Total 2008 Time Based Shares Released
Mr. Walter	37,282	37,282
Mr. Risoleo	20,369	20,369
Mr. Abji	9,978	9,978
Ms. Abdoo	6,816	6,816
Mr. Harvey	7,366	7,366

Other Arrangements.    The named executive officers also received 25% of the restricted stock under the 2005 Shareholder Value Award, which was an award of restricted stock made to senior executives, including Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo and Mr. Harvey, under the 2003-2005 compensation program in recognition of the significant stockholder return over stated performance objectives achieved by the Company for the period 2003-2005. These shares vested on February 9, 2008 based on continued employment with the Company and were released on February 11, 2008. The shares released were as follows: Mr. Walter, 25,000 shares; Mr. Risoleo, 18,750 shares; Mr. Abji, 12,500 shares; Ms. Abdoo, 12,500 shares; and Mr. Harvey, 9,375 shares.

Summary.    Year-end 2008 marked the end of the three-year compensation program. Through the term of the program, compensation for each of the named executive officers declined. This is primarily due to the structure and design of the program, which had the largest component of executives’ compensation in restricted stock awards with vesting conditions tied to achievement of financial measures. As economic conditions deteriorated in 2008, the measures established earlier in the year were not attainable. As a result, in 2008, as in 2007, executives vested in approximately 14% of the eligible shares. These were the portion of the 2006-2008 awards that vested based on continued employment with the Company. All shares under the award that were tied to financial performance measures were forfeited. The chart below shows the shares eligible to vest in 2008, the amount vested and the total forfeited:

2008 Restricted Stock

Name	Eligible 2008 Absolute TSR Shares	Eligible 2008 Relative TSR Shares	Eligible 2008 Time-Based Shares	Total 2008 Shares Eligible for Release	Total Shares Released in 2008	Total Shares Forfeited 2008
Mr. Walter	111,804	111,804	37,282	260,890	37,282	223,608
Mr. Risoleo	61,098	61,098	20,369	142,565	20,369	122,196
Mr. Abji	29,931	29,931	9,978	69,840	9,978	59,862
Ms. Abdoo	20,449	20,449	6,816	47,714	6,816	40,898
Mr. Harvey	22,083	22,083	7,366	51,532	7,366	44,166

In addition, the annual incentive award for executives declined significantly in 2008 from the prior two years as a result of the program design. Approximately 80% of the “target” award is tied to meeting an Adjusted FFO measure, and while members of senior management implemented the Company’s business plan, the global economic downturn presented a very difficult operating environment resulting in “threshold” performance. The chart below shows the annual cash award received as compared to the “target” award opportunity for 2008.

Still, the emphasis on the business plan and achievement of individual objectives tied to that plan positioned the Company to navigate the current economic challenges through the development of a more diversified global platform and an emphasis on financial discipline with a reduction in overall leverage and strengthened balance sheet.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year End 2008

Name	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard E. Marriott (5) Chairman of the Board	2008 2007 2006	$350,000 350,000 350,000	$0 0 0	$163,030 437,500 458,500	$34,426 48,510 34,570	$547,456 836,010 843,070

W. Edward Walter President and Chief Executive Officer	2008 2007 2006	750,000 541,781 500,000	335,003 667,848 5,700,324	467,625 755,704 700,000	129,921 133,390 146,468	1,682,549 2,098,723 7,046,792

James F. Risoleo Executive Vice President, Chief Investment Officer	2008 2007 2006	500,000 450,000 450,000	259,416 496,728 4,131,806	250,150 576,900 625,500	107,409 125,426 101,510	1,116,975 1,649,054 5,308,816

Minaz B. Abji Executive Vice President, Asset Management	2008 2007 2006	430,000 390,000 390,000	166,872 312,060 2,097,890	203,519 496,275 541,125	45,057 83,369 62,428	845,448 1,281,704 3,091,443

Elizabeth A. Abdoo Executive Vice President, General Counsel & Secretary	2008 2007 2006	387,500 350,000 350,000	153,636 302,418 1,766,405	193,576 454,580 484,750	25,236 50,086 30,970	759,948 1,157,084 2,632,125

Larry K. Harvey Executive Vice President, Chief Financial Officer and Treasurer	2008 2007 2006	350,000 297,534 283,397	151,293 218,859 1,051,022	173,530 285,468 278,901	22,872 35,291 28,436	697,695 837,152 1,641,756

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. Mr. Walter was promoted to President and Chief Executive Officer on October 29, 2007. Mr. Harvey was promoted to Executive Vice President, Chief Financial Officer and Treasurer on November 1, 2007.

(2)	These amounts reflect the restricted stock expense recorded by the Company in its financial statements for each named executive officer. All our restricted stock awards are considered liability awards. The amounts include the following:

•

Shares granted under our 2006-2008 Plan for which the stock award compensation represents the fair value of the restricted stock awards that vested as of December 31, 2008. For 2008, the per share fair value of the 2006-2008 Plan awards that vested was $7.57, which represents our closing stock price at December 31, 2008.

•

We have also included compensation for the fair value of shares granted under the 2005 Shareholder Value Award, which was an award of restricted stock made to senior executives, including Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo and Mr. Harvey, under the 2003-2005 compensation program in recognition of the significant stockholder return over stated performance objectives achieved by the Company for the period 2003-2005. The awards were time vested over four years (2006-2009) based on continued employment. During 2008, the compensation includes the recognized expense for the shares that vested on February 9, 2008 but were released on February 11, 2008 (as February 9, 2008 fell on a Saturday) for the period from January 1 through February 11, 2008. The expense was based on the closing price of the shares on February 11, 2008 of $16.53. The compensation also includes a portion of the shares that vest between February 10, 2008 and February 9, 2009. The amount includes the expense recognized from February 10, 2008 through December 31, 2008, and is based on a fair value of $7.57, which represents our closing stock price at December 31, 2008.

•

We have also included compensation expense for the fair value of shares under the market adjustment award that was made to Messrs. Risoleo, Abji and Harvey and Ms. Abdoo on January 1, 2008 and which vested on January 2, 2009. For 2008, the per share fair value of the awards that vested was $7.57, which represents our closing stock price at December 31, 2008.

(3)	These amounts reflect the annual incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(4)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan and the Executive Deferred Compensation Plan, perquisites and other personal benefits and tax reimbursements as follows:

•	Matching contributions of $6,900 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Ms. Abdoo and Mr. Harvey.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $16,725; Mr. Walter, $38,271; Mr. Risoleo, $25,373; Mr. Abji, $20,860, Ms. Abdoo, $18,336 and Mr. Harvey, $12,165.

•

Premiums associated with life insurance policies for Messrs. Walter and Risoleo. In connection with the long-term stock awards granted under the 2006-2008 executive compensation program, Messrs. Walter and Risoleo each agreed to purchase life insurance polices and to accept proceeds under these policies which would offset long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2008, the total amounts reimbursed, excluding taxes, were: Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

•

Total cost of perquisites that executive officers are eligible to receive. In 2008, these perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. Company approved spousal travel and expenses to attend a business event are shown under Miscellaneous. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
Financial and Tax Planning	$6,000	$2,000	$3,738	$800	$0	$0
Dining, rooms & hotel services	0	33,829	31,706	8,687	0	2,201
Miscellaneous	0	1,722	900	0	0	0

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs. Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Marriott, $4,801; Mr. Walter, $35,038; Mr. Risoleo $31,397; Mr. Abji, $7,810; and Mr. Harvey, $ 1,606.

(5)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Grants of Plan-Based Awards in Fiscal Year End 2008

The following table shows the plan-based awards that were granted in 2008 to the named executive officers.

Name	Grant Date	Approval Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4) $
			Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	7-Feb-08		131,250	262,500	525,000	—	—	—	—	—

W. Edward Walter	7-Feb-08 1-Jan-08	18-Dec-07	375,000	750,000	1,500,000	17,626	35,252	70,504	11,764	679,889

James F. Risoleo	7-Feb-08 1-Jan-08	18-Dec-07	187,500	375,000	750,000	3,022	6,043	12,086	10,076	255,814

Minaz B. Abji	7-Feb-08 1-Jan-08	18-Dec-07	161,250	322,500	645,000	2,015	4,029	8,058	6,717	170,542

Elizabeth A. Abdoo	7-Feb-08 1-Jan-08	18-Dec-07	145,313	290,625	581,250	—	—	—	5,373	92,845

Larry K. Harvey	7-Feb-08 1-Jan-08	18-Dec-07	131,250	262,500	525,000	5,625	11,250	22,500	9,128	309,832

(1)	As described under “Annual Incentive Awards” in the Compensation Discussion and Analysis (“CD&A”), these are amounts that may be earned in 2008 based on the financial performance of the Company, which is measured by Adjusted FFO, and on the personal performance by each executive on objectives approved by the Committee. The actual amounts earned by the named executive officers in 2008 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “Results for 2008 under the 2006-2008 Plan—Annual Incentive Award Program.”

(2)	At Threshold, Target and Maximum, reflects the additional shares awarded for 2008 under the 2006-2008 Plan to Messrs. Walter and Harvey in connection with Mr. Walter’s promotion to President and Chief Executive Officer and Mr. Harvey’s promotion to Executive Vice President, Chief Financial Officer and Treasurer, and to Mr. Risoleo and Mr. Abji in connection with a review of compensation for senior management. As described in the CD&A under “Long-Term Incentive Compensation” these shares, which were made under the terms of the previous 2006-2008 awards to each executive, would vest based on the Company’s performance in 2008 on an Absolute TSR measure and Relative TSR measure. These additional shares were granted on January 1, 2008, based on the average of the high and low price of the Company’s common stock for the 60 calendar days preceding January 1, 2008, which was $18.61. At Threshold performance, a total of twenty-five percent (25%) of shares granted would be earned; at Target performance, a total of fifty percent (50%) of shares granted would be earned; and at Maximum performance, one hundred percent (100%) of shares granted would be earned. Dividends accrued on invested share, but are not paid unless the shares vest and are released. As described in the CD&A under “Results for 2008 under the 2006-2008 Plan—Long-Term Incentive Compensation”, performance in 2008 on both Absolute TSR and Relative TSR was below Threshold. Therefore, the additional shares, as well as previously awarded performance shares under the 2006-2008 Plan, did not vest and were forfeited. All dividends were forfeited as well.

(3)	This column show for Messrs. Walter, Risoleo, Abji and Harvey, the additional shares awarded in 2008 under the 2006-2008 Plan that would vest based on continued employment with the

Company through December 31, 2008. These additional shares were part of the grant described above, and were awarded as follows: Mr. Walter, 11,764; Mr. Risoleo, 2,017; Mr. Abji, 1,344; and Mr. Harvey, 3,755. In addition, this column shows the market adjustment award made on January 1, 2008 to Messrs. Risoleo, Abji, Harvey and Ms. Abdoo. The shares were granted on January 1, 2008 based on the average of the high and low price of the Company’s common stock for the 60 calendar days preceding January 1, 2008, which was $18.61 and would vest on January 2, 2009 based on continued employment. The shares awarded were as follows: Mr. Risoleo, 8,059; Mr. Abji, 5,373; Mr. Harvey, 5,373; and Ms. Abdoo, 5,373. As described in the CD&A, the grants were made to reflect the increased responsibility among the senior executive team as a result of the transition in leadership and to enhance the stability of the team during the transition in leadership of the Company.

(4)	This column shows the fair value of restricted stock awards under the 2006-2008 Plan at the grant date, January 1, 2008, and the market adjustment award at the grant date, January 1, 2008. For the shares that vest based on market performance under the 2006-2008 Plan, the fair value on the grant date was calculated using a simulation or Monte Carlo method. These shares are considered liability awards under SFAS 123R, therefore, they are revalued quarterly based on the fair value on the balance sheet date. For the purposes of the simulation, we assumed a volatility of 24.8%, which was calculated based on the volatility of our stock price over the three years ended January 1, 2008, a risk-free interest rate of 3.07%, which reflects the January 1, 2008 yield on a 3-year Treasury bond, and a stock beta of 0.987 compared to the REIT composite index based on three years of historical price data for the period ended January 1, 2008. The weighted average fair value of the shares that vest based on the Absolute TSR measure was $5.73 at January 1, 2008, and the weighted average value of the shares that would vest based on Relative TSR performance was $7.79 on January 1, 2008. None of these shares were earned during 2008 and, therefore, we did not record any compensation expense related to these shares during 2008.

Fair value for the additional shares granted under the 2006-2008 Plan that would vest based on continued employment, as well as the market adjustment award, which vested based on continued employment, was $17.28 on January 2, 2008. The fair value of these shares on December 31, 2008 was $7.57, which was used to calculate the related expense for 2008.

Outstanding Equity Awards at Fiscal Year End 2008

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2008.

	Stock Awards
Name	# of Shares or Units of Stock that Have not Vested (1)	Market Value of Shares or Units of Stock that Have not Vested (2) ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have not Vested	Equity Incentive Awards: Market or Payout Value ($) of Unearned Shares, Units or Other Rights that Have not Vested (2)
W. Edward Walter	25,000	189,250	—	189,250
James F. Risoleo	26,809	202,944	—	202,944
Minaz B. Abji	17,873	135,299	—	135,299
Elizabeth A. Abdoo	17,873	135,299	—	135,299
Larry K. Harvey	14,748	111,642	—	111,642

(1)	Reflects (i) the remaining 25% of the 2005 Shareholder Value Award that vested based on continued employment with the Company on February 9, 2009 and (ii) the one-year grant made on January 1, 2008, to Messrs. Risoleo, Abji and Harvey and Ms. Abdoo which vested on January 2, 2009.

The chart below shows the vesting of each of such award.

Award	Vest Date	Shares Vesting
		Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	2-9-09	25,000	18,750	12,500	12,500	9,375
Market Adjustment Award	1-2-09	0	8,059	5,373	5,373	5,373

(2)	Based on the closing market price of our stock on December 31, 2008 of $7.57.

Stock Vested at Fiscal Year End 2008

The following table shows information about the vesting of restricted stock awards during fiscal year 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
W. Edward Walter	62,282	$603,015
James F. Risoleo	39,119	413,616
Minaz B. Abji	22,478	257,413
Elizabeth A. Abdoo	19,316	241,318
Larry K. Harvey	16,741	192,462

(1)	Represents the February 11, 2008 release of 25% of the 2005 Shareholder Value Award, which vested on February 9, 2008, and the February 5, 2009 release of the time-based shares under the 2006-2008 Plan, which vested on December 31, 2008 based on continued employment.

	Shares Released 2/11/08 at Stock Price $16.53		Shares Released 2/5/09 at Stock Price $5.09
Name	Shares Vested	Share Value	Shares Vested	Share Value
W. Edward Walter	25,000	$413,250	37,282	$189,765
James F. Risoleo	18,750	309,938	20,369	103,678
Minaz B. Abji	12,500	206,625	9,978	50,788
Elizabeth A. Abdoo	12,500	206,625	6,816	34,693
Larry K. Harvey	9,375	154,969	7,366	37,493

(2)	As shown in the chart above, the values are based on the closing market price of the Company’s common stock on the date of release as follows: $16.53 on February 11, 2008 for shares released under the 2005 Shareholder Value Award, which vested on February 9, 2008 and $5.09 on February 5, 2009 for time-based shares under the 2006-2008 Plan, which vested on December 31, 2008 based on continued employment.

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan. The aggregate balance shown includes amounts earned prior to 2008 and voluntarily deferred. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (1)
W. Edward Walter	$74,842	$38,271	$(83,623)	$0	$938,825
James F. Risoleo	72,121	25,373	(529,898)	0	1,286,523
Minaz B. Abji	40,021	20,860	(65,248)	0	258,822
Elizabeth A. Abdoo.	53,156	18,336	(59,487)	0	214,287
Larry K. Harvey	22,628	12,165	4,440	0	169,556

(1)	Amounts reflect vested Executive Deferred Compensation Plan values as of December 31, 2008.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual incentive award. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. The Company may provide a discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation. The Company did not make a discretionary matching contribution in 2008.

Participants fully vest in Company contributions after five years of continued employment. The vesting schedule is 25% vesting after two years; 50% vesting after three years; 75% vesting after four years and 100% vesting after five years or more. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change of control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

The Company does not have any employment agreements with U.S. based employees. The Company has, however, had a severance plan for senior executives in effect since 2003, which provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. Cause is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination;

•	Through a voluntary termination because of a material diminution in authority, duties or responsibilities;

•	Through a voluntary termination because of a material diminution in an executive’s overall compensation opportunity; or

•	Through a voluntary termination because of a material change in the geographic location at which an executive is required to perform his duties for the Company.

The key elements of severance are as follows:

•

Upon death or disability, an executive would receive a prorated annual incentive bonus at the target level through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under our life insurance and disability plans that are applicable to all employees.

•	An executive terminated for the reasons explained, would receive a payment equal to a multiple of base salary and average bonus over the prior three year period. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual incentive bonus over the prior three year period.

•

All other executives covered by the plan would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual incentive bonus over the prior three year period.

•

In addition, one year of the executive’s long-term incentive stock award would accelerate and vest at the target level, and we would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

•	An executive terminated for cause is not entitled to any benefits under the severance plan.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances, assuming that such executive terminated employment with the Company on December 31, 2008. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. All severance is contingent on the execution of a release in favor of the Company and a one year non-compete and non-solicitation agreement.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
Termination payment (1)	$2,782,219	$984,183	$843,640	$765,135	$595,966
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	1,128,581	616,705	302,111	206,396	222,929
Unvested shares under 2005 Shareholder Value Award	189,250	141,938	94,625	94,625	70,969
Market Adjustment Award	—	61,007	40,674	40,674	40,674
Cost of benefit continuation (3)	24,446	16,435	24,446	7,393	24,446
Deferred compensation balance	938,825	1,286,523	258,822	214,827	169,556

Total	$5,063,321	$3,106,791	$1,564,318	$1,329,050	$1,124,540

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2006-2008. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2006-2008.

(2)	Based on the closing market price of our stock on December 31, 2008 of $7.57. Under the severance plan, one year of all time based awards would vest and one year of performance based awards would vest at the “target” level. The share amounts are as follows:

Award	One Year of Shares Vesting Under Severance Plan
	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	25,000	18,750	12,500	12,500	9,375
2006-2008 Plan at Target	149,086	81,467	39,909	27,265	29,449
Market Adjustment Award	0	8,059	5,373	5,373	5,373

Total Shares	174,086	108,276	57,782	45,138	44,197

(3)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

Change-In-Control

The severance plan also provides for certain payments in the event that there is both a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as defined above;

•	A voluntary termination because of a material diminution in authority, duties or responsibilities;

•	A voluntary termination because of a material diminution in an executive’s overall compensation opportunity; or

•	A voluntary termination because of a material change in the geographic location at which an executive is required to perform his duties for the Company.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that a change in control occurred and such executive terminated employment with the Company on December 31, 2008. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
Termination payment (1)	$4,173,329	$1,968,367	$1,687,279	$1,530,271	$1,191,933
Restricted Stock (2)
Unvested shares under 2006-2008 Plan	2,907,576	1,798,715	864,214	634,116	506,251
Unvested shares under 2005 Shareholder Value Award	189,250	141,938	94,625	94,625	70,969
Market Adjustment Award	—	61,007	40,674	40,674	40,674
Cost of benefit continuation (3)	24,446	16,435	24,446	7,393	24,446
Deferred compensation balance	938,825	1,286,523	258,822	214,827	169,556

Total	$8,233,426	$5,272,985	$2,970,060	$2,521,906	$2,003,829

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual incentive award for 2006-2008. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2006-2008.

(2)	Based on the closing market price of our stock on December 31, 2008 of $7.57. Under the severance plan, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment. The shares are as follows:

	All Unvested Restricted Shares
Award	Mr. Walter	Mr. Risoleo	Mr. Abji	Ms. Abdoo	Mr. Harvey
2005 Shareholder Value Award	25,000	18,750	12,500	12,500	9,375
2006-2008 Plan	384,092	237,611	114,163	83,767	66,876
Market Adjustment Award	0	8,059	5,373	5,373	5,373

Total Shares	409,092	264,420	132,036	101,640	81,624

(3)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of Host Hotels & Resorts, Inc. (the “Company”). Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2008 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Robert M. Baylis

Judith A. McHale

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of March 5, 2009 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. As of March 5, 2009, the Company owns approximately 97% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	89,515	*	0	*
Terence C. Golden (3)	70,373	*	0	*
Ann McLaughlin Korologos (3)	51,331	*	0	*
Richard E. Marriott (4)	15,874,957	3.0	140,296	3.0
Judith A. McHale (3)	34,641	*	0	*
John B. Morse, Jr. (3)	17,797	*	0	*
W. Edward Walter (5)	1,103,013	0.2	0	0.2
Non-Director Named Executive Officers:
Minaz Abji (5)	322,413	*	0	*
Elizabeth A. Abdoo (5)	287,469	*	0	*
Larry K. Harvey (5)	276,783	*	0	*
James F. Risoleo (5)	688,822	0.1	0	0.1
All Directors and Executive Officers as a group:
(14 persons, including the foregoing) (5)	19,214,320	3.6	140,296	3.7
Certain Beneficial Owners:
Barclays Global Investors, NA (6)	27,518,554	5.2	0	5.2
Cohen & Steers, Inc.(7)	31,201,148	5.9	0	5.9
Morgan Stanley (8)	31,345,465	5.9	0	5.9
State Street Bank and Trust Company (9)	29,839,217	5.7	0	5.7
The Vanguard Group, Inc. (10)	44,291,512	8.4	0	8.4
Wellington Management Company, LLP (11)	37,715,740	7.2	0	7.2

*	Reflects ownership of less than 1/10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.

(3)	The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,465,660 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;

•	75,364 shares held by the wife of Richard E. Marriott;

•	505,413 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;

•	5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,436,500 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,303,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied.

(6)	Barclays Global Investors, NA (“Barclays”) filed a Schedule 13G with the SEC on February 5, 2009 to report beneficial ownership of 27,518,445 shares of our common stock. Barclays reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 23,278,961 shares. Barclays’s business address is 400 Howard Street, San Francisco, California 94105.

(7)

Cohen & Steers, Inc. (“Cohen”) filed a Schedule 13G with the SEC on February 17, 2009 to report beneficial ownership of 31,201,148 shares of our common stock. Cohen reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 27,714,813 shares. Cohen’s business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(8)	Morgan Stanley filed an amendment to Schedule 13G with the SEC on February 17, 2009 to report beneficial ownership of 31,345,465 shares of our common stock. Morgan Stanley reports that it has the sole power to dispose of all such shares, has sole voting power with respect to 18,391,821 shares, and shares the power to vote with respect to 1,995 shares. Morgan Stanley’s business address is 1585 Broadway, New York, New York 10036.

(9)	State Street Bank and Trust Company (“State Street”) filed a Schedule 13G with the SEC on February 13, 2009 to report beneficial ownership of 29,839,217 shares of our common stock. State Street reports that it has the shared power to dispose of all such shares and has the sole power to vote all of such shares. State Street’s business address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(10)	The Vanguard Group, Inc. (“Vanguard”) filed an amendment to Schedule 13G with the SEC on February 13, 2009 to report beneficial ownership of 44,291,512 shares of our common stock. Vanguard reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 612,922 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)	Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 17, 2009 to report 37,715,740 shares of our common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that it shares the power to dispose of all such shares and shares the power to vote with respect to 29,004,914 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2008, except as noted below.

Due to an administrative oversight on the part of the Company, Pamela K. Wagoner, Senior Vice President, Human Resources, did not timely report the purchase of shares through the Company’s Employee Stock Purchase Plan. The purchase occurred on September 30, 2008 and this oversight was corrected by a filing on February 13, 2009. Also, due to an administrative oversight on the part of the Company, Brian G. Macnamara, Senior Vice President—Controller, did not timely report the acquisition of shares resulting from a broker dividend reinvestment program for the fourth quarter 2007 dividend. The acquisition occurred on January 16, 2008 and this oversight was corrected by a filing on March 3, 2008.

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or the Audit Committee will review the transaction at its next meeting in all other circumstances. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc.) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of January 31, 2009, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13.7% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman of the Board and Chief Executive Officer of Marriott International. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Administrative Services Agreements and Office Space Lease

We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2008, we paid Marriott International approximately $98,097 in rental fees for this office space. In addition, we paid Marriott International $100,000 in ground rent in connection with property at the Desert Springs, a JW Marriott Resort.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2008, we and our subsidiaries paid $179 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services.    Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services.    Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we have approval rights over the budget, capital expenditures and other matters.

•

Chain Services.    Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies.    Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 64 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $33.9 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals.    Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such changes, alterations and improvements.

•

Sale of the Hotel.    Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•

Service Marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Termination on Sale.    While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of hotels, we have negotiated rights with respect to 21 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations (including annual limitations, limitations measured by EBITDA, and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•

Performance Termination.    The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s prolonged failure to meet certain financial performance criteria, generally a set return on the owner’s investment. We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew pre-determined extension terms upon satisfaction of certain financial performance criteria.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries are partners in a joint venture that owned 115 Courtyard by Marriott lodging properties as of December 31, 2008. These properties are operated by a subsidiary of Marriott International under long-term agreements. In 2008, these properties paid approximately $33 million in management fees to a subsidiary of Marriott International under those agreements. On March 29, 2005, we sold 85% of our interest in the joint venture to a third party for approximately $92 million. In conjunction with the sale of our interest, the joint venture was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, through December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

Acquisition Financing and Joint Venture

Marriott International has in the past provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 2008, Marriott

International did not provide us with any new acquisition financing and we are not currently indebted to Marriott International for any acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2010 annual meeting, we must receive it no later than December 1, 2009. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2010 annual meeting, that, in either case, is not intended to be included in the Company’s proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than November 1, 2009 and no later than December 1, 2009, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares be represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2008 Annual Report (including our Annual Report on Form 10-K filed with the SEC) has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO

Secretary

Dated: March 31, 2009

Appendix A

HOST HOTELS & RESORTS

2009 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “Plan”) is to promote the success and enhance the value of Host Hotels & Resorts, Inc., a Maryland corporation (“the Company”), and Host Hotels & Resorts, L.P., a Delaware limited partnership, by linking the personal interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, and Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standard or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.2 “Award” shall mean an Option, a Restricted Stock award, Restricted Stock Units award, a Performance Award, a Dividend Equivalents award, a Stock Payment award, Stock Appreciation Rights, Profits Interest Units award or Other Incentive Awards which may be awarded or granted under the Plan (collectively, “Awards”).

2.3 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic media, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan.

2.4 “Award Limit” shall mean with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” shall mean the Compensation Policy Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.8 “Common Stock” shall mean the common stock of the Host Hotels & Resorts, Inc., par value $0.01 per share.

2.9 “Company” means Host Hotels & Resorts, Inc.

2.10 “Company Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

2.11 “Company Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.”

2.12 “Covered Employee” shall mean any Company Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.13 “Director” shall mean a member of the Board, as constituted from time to time.

2.14 “Disability” or “Disabled” shall mean that the Participant either: (a) has been determined to be entitled to benefits under a disability insurance program that complies with the requirements of Treas. Reg. §1.409A-3(i)(4), or (b) if he is not a participant in such long-term disability insurance program, has been determined to be totally disabled by the Social Security Administration.

2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of cash dividends paid on Common Stock, awarded under Section 9.2.

2.16 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.18 “Eligible Individual” shall mean any person who is an Employee or a member of the Board, as determined by the Committee.

2.19 “Employee” shall mean any Company Employee or Partnership Employee.

2.20 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.22 “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

2.23 “Full Value Award” means any Award other than an Option, Stock Appreciation Right, or other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

2.24 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.25 “Holder” shall mean a person who has been granted an Award.

2.26 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.28 “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Directors shall be Non-Qualified Stock Options.

2.29 “Other Incentive Awards” shall mean Other Incentive Awards as described in Article 9.

2.30 “Partnership” shall mean Host Hotels & Resorts, L.P., a Delaware limited partnership.

2.31 “Partnership Agreement” means the, Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P., as the same may be amended, modified or restated from time to time.

2.32 “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.33 “Partnership Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

2.34 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

2.35 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, associate or customer satisfaction, working capital, earnings per share, price per share of Common Stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.

(b) The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.37 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

2.38 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.39 “Plan” shall mean this Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan, as it may be amended or restated from time to time.

2.40 “Profits Interest Unit” means to the extent authorized by the Partnership Agreement, a unit of the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

2.41 “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.42 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.43 “Restricted Stock Unit” means an Award granted pursuant to Section 9.4 hereof.

2.44 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.45 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 10 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.46 “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.2.

2.47 “Subsidiary” means any Company Subsidiary or Partnership Subsidiary.

2.48 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.49 “Termination of Service” shall mean:

(a) As to a Director, the time when a Holder who is a Director ceases to be a Director for any reason, including, without limitation, a termination by resignation,

failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

(b) As to an Employee, the time when the employee-employer relationship between a Holder and the Company, the Partnership, or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Notwithstanding the foregoing, with respect to any Award subject to the requirements of Code Section 409A, Termination of Service shall mean the termination of Participant’s services determined in accordance with Treas. Reg. §1.409A-1(h). A transfer of employment within and among the Company, the Partnership and any member of a controlled group, as provided in Code Section 409A(d)(6), shall not be deemed a Termination of Service.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 13.2 and Section 3.1(b) the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan is 25,000,000.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be counted against the number of shares available under Section 3.1(a). Any shares of Common Stock repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. For purposes of determining the number of shares available under Section 3.1(a), shares of Common Stock subject to Stock Appreciation Rights shall be counted as one share for each Stock Appreciation Right awarded. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2, to the extent that any Award granted hereunder is subject to the limitations of Code Section 162(m), then the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one person during any fiscal year shall be 2,500,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year with respect to one or more Awards shall be $10,000,000, determined based on the value at the time of grant.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

Notwithstanding any other provision of the Plan to the contrary, an Employee shall not be eligible to participate in the Plan and shall cease to be a Participant to the extent that the participation of such Employee would violate the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Articles of Restatement of Articles of Incorporation.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees or Directors, or in order to comply with the requirements of any foreign stock exchange, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION.

5.1 Purpose. The Committee, in its sole discretion, may determine whether an Award is to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Committee may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock, the restrictions with respect to which lapse upon the attainment of specified Performance Goals, and any performance or incentive Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 to one or more Eligible Individuals and which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Holders, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals. The Committee is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan. Each Option grant shall be evidenced by an Award Agreement that shall specify the exercise price for the Option, the term of the Option, the number of shares of Common Stock to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not a Company Employee. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

6.3 Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term. The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

6.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such

Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive

Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Committee is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify the periods of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including full voting rights with respect to the shares and the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 8.3.

8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement The Committee in its sole discretion may provide that in the event of certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in it sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS, PROFITS INTEREST UNITS AND OTHER AWARDS

9.1 Performance Awards.

(a) The Committee is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Committee.

(b) Without limiting Section 9.1(a), the Committee may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

9.2 Stock Payments. The Committee is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Committee. Stock Payments may but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.3 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. No Dividend Equivalent will be paid to a Holder unless and until the Award to which such Dividend Equivalent relates vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.4 Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Committee. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Committee determines. The Committee shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

9.5 Profits Interest Units. Any Eligible Individual selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Committee, provided that the Profits Interest Units would constitute

“profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Partnership for the Profits Interest Units.

9.6 Other Awards. The Committee may grant Other Incentive Awards to Eligible Individuals in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Other Incentive Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Common Stock, in Common Stock equivalent units, in Common Stock appreciation units, in securities or debentures convertible into Common Stock or in a combination of the foregoing and may be paid in cash or in Common Stock, all as determined by the Committee. Other Incentive Awards may be issued alone or in tandem with other Awards granted to a Holder. Each Other Incentive Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee may determine.

9.7 Term. The term of a Performance Award, Deferred Stock award and/or Stock Payment award shall be set by the Committee in its sole discretion.

9.8 Exercise or Purchase Price. The Committee may establish the exercise or purchase price of a Performance Award, Restricted Stock Units, or shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

9.9 Exercise upon Termination of Service. A Performance Award, Profits Interest Units, Dividend Equivalents, Restricted Stock Units and/or Stock Payment award shall only vest or be exercisable or distributable while the Holder is an Employee or member of the Board, as applicable. The Committee, however, in its sole discretion may provide that the Performance Award, Profits Interest Units, Dividend Equivalents, Restricted Stock Units and/or Stock Payment award may vest, be exercised or distributed subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

10.1 Grant of Stock Appreciation Rights.

(a) The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan; provided, however, that the term of any Stock Appreciation Right shall not be more than ten (10) years from the date of grant.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Committee and the Committee may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Committee. At any time after grant of a Stock Appreciation Right, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Stock Appreciation Right.

10.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Committee stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4 Payment. Payment of the amounts determined under Section 10.1(b) shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Committee.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1 Payment. The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Committee; provided, however, that no Holder shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company. The

Committee shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders.

11.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3 Transferability of Awards.

(a) Except as otherwise provided in Section 11.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 11.3(a), the Committee, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

(c) Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder’s death.

11.4 Conditions to Issuance of Shares and Profits Interests.

(a) Notwithstanding anything herein to the contrary, the Company and the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock or Profits Interest Units pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance of such shares or Profits Interest Units is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock or Partnership interests are listed or traded, and the shares of Common Stock and Profits Interest Units are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Committee may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c) The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d) No fractional shares of Common Stock shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan Committee).

11.5 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock or Profits Interest Units underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in a written agreement relating to such Award between the Company and the Holder).

11.6 Prohibition on Repricing. Subject to Section 12.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any

Option or Stock Appreciation in exchange for cash or another Award when the Option or Stock Appreciation Right’s price per share exceeds the Fair Market Value of a share of Common Stock. Subject to Section 12.2, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

11.7 Transfer of Shares to a Partnership Employee. As soon as practicable after the Company issues shares of Common Stock with respect to which an Award (which was issued to and is held by a Partnership Employee in such capacity), then, with respect to each such Award:

(a) The Company shall sell to the Partnership the number of shares equal to the number of shares deliverable with respect to such Award. The price to be paid by the Partnership to the Company for such shares shall be an amount equal to the product of (x) the number of shares multiplied by (y) the Fair Market Value of a share of Common Stock at the time of exercise or delivery less the amount paid by the Holder for such shares, if anything, pursuant to Section 11.1; and

(b) The Company shall contribute to the Partnership an amount of cash equal to the sum of the amount paid by the Holder, if any, for such shares of Common Stock, and the amount paid by the Partnership under Section 11.7(a) and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

11.8 Allocation of Payment. Notwithstanding the foregoing, to the extent that a Holder provides services to more than one of the Company, the Partnership, or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares of Common Stock with respect to any Awards exercised by or otherwise delivered to such Holder or (and the services performed by the Holder) among such entities for purposes of the provisions of Sections 11.7 in order to ensure that the relationship between the Company and the Partnership or such Subsidiary remains at arms-length.

ARTICLE 12.

ADMINISTRATION

12.1 Committee. The Compensation Policy Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in the Company’s Bylaws or any charter adopted establishing the Committee: (i) appointment of Committee members shall be effective upon acceptance of appointment; (ii) Committee members may resign at any time by delivering written or electronic notice to the Board; and (iii) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.10. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

12.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of shares of Common Stock or Profits Interest Units to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.5 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.6 Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Committee, no action of the Committee may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, (ii) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right’s price per share exceeds the Fair Market Value of a share of Common Stock, or (iv) materially modify the requirements as to eligibility for participation in the Plan. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides; provided, that in the event of a transaction described in Section 13.2, the authority of the Committee (or, if another legal entity assumes the obligations of the Company hereunder, of the board of directors, compensation committee or similar body of such other legal entity, as applicable) in taking the actions permitted or required by Section 13.2 hereof shall not be eliminated or diminished in any way by this sentence. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, the Partnership any affiliate of the Company, or the financial statements of the Company, the Partnership or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property including Profits Interest Units) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted).

(d) The Committee may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Committee determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

13.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

13.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees or Directors, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9 Section 83(b) Election Prohibited. No Holder may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Company or the Partnership, which the Company or the Partnership may grant or withhold in its sole discretion.

13.10 Restrictions on Awards. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable:

(a) To the extent that the grant, exercise or payment of such Award could cause the Participant to be in violation of the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Articles of Restatement of Articles of Incorporation (as may be amended from time to time); or

(b) If, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

13.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

13.12 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.13 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.14 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.15 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.16 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.17 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Host Hotels & Resorts, Inc. on March 12, 2009.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Host Hotels & Resorts, Inc. on                     , 200    .

Executed on this                     day of             , 200    .

Secretary

Appendix B

PROPOSED CHARTER AMENDMENT

If approved, Section 6(a) of the Charter would be amended to read in its entirety as follows:

Section 6(a) Shares and Par Value. The total number of shares of stock of all classes (“Capital Stock”) which the Corporation has authority to issue is 1,100,000,000 shares, 1,050,000,000 of which initially are classified as common stock, par value of $.01 per share (“Common Stock”), and 50,000,000 of which initially are classified as preferred stock, par value $.01 per share (“Preferred Stock”). Eight million (8,000,000) shares of the Preferred Stock have been classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock. The aggregate par value of all classes of stock that the Corporation shall have authority to issue is $11,000,000. The Board of Directors may, by adopting a resolution and filing articles supplementary with the State Department of Assessments and Taxation of Maryland, classify and reclassify any unissued shares of Capital Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The power of the Board of Directors under this Section 6(a) to classify and reclassify any of the shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such stock (including shares initially designated as Common Stock or Preferred Stock above) into Common Stock, Preferred Stock, a class or classes of preferred stock, preference stock, special stock or other stock (including non-voting common stock), and to divide and classify shares of any class into one or more series of such class. Unless otherwise specifically provided for in the terms of any class or series of stock now or hereafter created, the amount that would be needed if the Corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights are superior to those receiving the distribution, shall not limit the ability of the Corporation to make any distribution or the amount thereof.

B-1

HOTEL INFORMATION

A special stockholder annual meeting rate is offered at the hotel for Wednesday, May 13, 2009. A limited number of rooms are available at this special rate of $269, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call 1-800-241-3333 and reference the Host Hotels & Resorts Stockholders block of rooms. All reservations should be received by the hotel no later than May 8, 2009. This discount may not be used in conjunction with any other discount, coupon or group rate.

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton is on the left at 1700 Tysons Boulevard, 1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left, 1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the hotel website:

(http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm) or call the hotel at (703) 506-4300.

Annual Meeting Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 13, 2009.
Vote by Internet
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Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Baylis	☐	☐	☐	02 - Terence C. Golden	☐	☐	☐	03 - Ann M. Korologos	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
04 - Richard E. Marriott	☐	☐	☐	05 - Judith A. McHale	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

	For	Against	Abstain
07 - W. Edward Walter	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify Appointment of KPMG LLP as independent registered public accountants.	☐	☐	☐	3. Approval of 2009 Comprehensive Stock and Cash Incentive Plan.	☐	☐	☐

	For	Against	Abstain
4. Approval of Amendment to our Charter to Increase Authorized Capital Stock.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Admission Ticket

Host Hotels & Resorts, Inc.

Annual Meeting of Stockholders

Thursday, May 14, 2009, 11:00 a.m.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

•

3. APPROVAL OF 2009 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

•

4. APPROVAL OF AN AMENDMENT TO OUR CHARTER TO INCREASE AUTHORIZED CAPITAL STOCK

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet,

or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting,

please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/us/ecomms and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 14, 2009, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Larry K. Harvey, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 17, 2009 at the Annual Meeting of Stockholders to be held on May 14, 2009, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no instruction is made, this proxy will be voted FOR the election of each director and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.